PRESIDENT’S REPORT-ANNUAL MEETING

APRIL 23, 2008

Welcome to the second Annual Meeting of Stockholders. We appreciate you taking the time to join us and earn more about your company and its performance this past year. I hope you have children, grandchildren, or great-grand children who will enjoy the Roma Bears. If not, there is no prohibition against enjoying them yourselves. Some of our Wall Street friends thought the bears were very appropriate considering the state of the stock market. Others were a bit more insightful. I heard someone say, it is more representative of having to bear through my report! Either way, I must begin with the requisite cautionary disclaimer regarding forward looking statements.

[SLIDE - FORWARD LOOKING STATEMENTS DISCLAIMER]

The year 2007 was our first full year as a public company. It was also the year in which the sub-prime mortgage crisis reared its ugly head. It is important to reiterate that our Company was not directly affected by the sub-prime mortgage crisis because Roma Bank has never originated sub-prime mortgages and holds none in its loan portfolio.

The sub-prime debacle caused dire ramifications. A tepid economy was further weakened; the housing slowdown was exacerbated; huge losses were reported by major lenders and some of the largest financial houses; the bears surfaced on Wall Street; and investors punished bank stocks.

It was also a year in which your management had to contend with the added demands and scrutiny of investment analysts, institutional holders, activist investors, and the added burdens of regulatory compliance and reporting.

I hope you agree that your Board of Directors and management performed creditably in over coming external and internal challenges and threats. Together, we remained pro-active in responding to competitive forces in our market; advanced the branch network; adopted a more formal incentive compensation structure; continued with the organization of RomAsia, our de novo bank; and maximized earnings despite only modest relief in interest margin compression and diminished residential loan demand.

The Company’s financial performance in 2007 was very strong in an environment where banks were generally under severe earnings pressure. Net income was $7.2 million, or $0.23 per share, compared to $5.2 million, or $.19 per share the prior year. It must be remembered that financial results in 2006 were heavily impacted by the IPO and the creation of the Foundation. Assets, loans, and deposits each reached new record levels.

Other than financial performance, which I shall review shortly, some of the more notable highlights of the year and were:

•	Inaugurated quarterly dividend of $.06/share (increased to $.08/share for first quarter of 2008)
•	Implemented share repurchase programs
•	Opened ninth branch and first in Ocean County in Plumsted Township (January 2007)
•	Completed construction of tenth branch and second in ocean County in Whiting (opened January 2008)
•	Completed renovation of eleventh branch in Bordentown (opened January 2008)
•	Joint-ventured for development of a branch and rental space in Pennington/Hopewell Township

•	Progressed with the formation of RomAsia Bank (received OTS conditional approval in February 2008)

[SLIDE - # OF BRANCHES]

This chart displays the number of our bank branches and the year opened. (Note the interval between the first and second branches –wanted to make certain banking was here to stay.)

[SLIDE - MAP]

This map shows the locations of our branch offices. We currently have six in Mercer County, two in Burlington County and two in Ocean County. Additionally, the map shows the locations of branches soon to open in Pennington/Hopewell Township-Mercer County and Columbus-Burlington County. It also identifies the proposed Hightstown-Mercer County location of a 14th branch which should open in 2009.

[SLIDE - BANK EMPLOYMENT TREND]

This chart indicates the number of full time and part time employees. We have a total of 192, up 16 full-time and 3 part time from 2006. The number of employees at General Abstract and RomAsia are also shown.

[SLIDE - # OF CUSTOMERS CHART]

This chart displays the total number of deposit and loan customers in each of the last five years. It shows that the customer base has grown in each of the years presented. Customer growth has been at the same approximate number and rate since 2005, when the increase over 2004 doubled to 2.5 thousand customers.

[SLIDE - ASSET CHART]

Total assets of $907.1 million at the end of 2007 set a record for the seventh consecutive year. Asset growth was principally provided by $23 million in borrowings from the FHLBNY, $25.1 million in deposit growth, and earnings of $7.2 million. Assets were reduced by $22.8 million used to repurchase stock and $2.1 million in dividend payments.

The net growth in assets of $31.0 million reflects a modest growth rate of 3.6% over 2006 and was the lowest yearly percentage increase since 2002. By comparison, the growth rate in 2006 was 9.8%, but driven by the IPO. Over the last six years, assets have grown $277.6 million, for an average growth rate of 7.8%.

[SLIDE - COMPOSITION OF ASSETS]

The following chart shows the composition of assets since 2002. As you can see, loans have steadily increased and now comprise slightly over 50% of assets, while investments have progressively declined to approximately 32% of assets. Premises and equipment has kept pace with the overall growth in assets, increasing to 3.7%. As shown on the next chart, $27.8 million have been invested in capital additions since 2002.

[SLIDE - LOAN CHART]

The loan portfolio, before the allowance for loan losses and deferred items, rose to a record $460.6 million, an increase of $38.9 million, or 9.2%, over 2006. The rate of increase was less than the 11.0% recorded in 2006, which also happens to be the average growth rate over the six years shown. The portfolio also inched up as a percentage of assets to 50.6% from 48.0% last year.

[SLIDE - COMPONENTS OF LOANS PORTFOLIO]

This chart identifies the configuration of the loan portfolio since 2002. The chart clearly shows the accelerating pace of commercial lending, including real estate and construction loans, which now represents 23.8% of the portfolio compared to 4.7% in 2002. Contrarily, residential loans have contracted to 47.7% of the portfolio from 67.2% in 2002.

[SLIDE - RESIDENTIAL MORTGAGE LOANS]

Even though the residential mortgage portfolio reached a record level of $221.2 million, 2007 was a second year of exceptionally weak residential housing activity, as buyers displayed resistance to escalating prices and higher rates. Accordingly, residential mortgage demand slackened considerably in our market. A promotional mortgage program was again conducted during March and April. It was very instrumental in providing a positive response to sagging demand. Considering the weak state of housing sales, the program was relatively successful, accounting for 40.3% of 2007 closings, compared to 53.9% in 2006.

[SLIDE - MORTGAGE ORIGINATIONS AND PREPAYMENTS]

This chart shows mortgage originations and repayments since 2002. As can be seen, originations in 2007 were the lowest since 2005, and nearly two-thirds less than at the height to the refi boom in 2003. Compared to 2006, originations declined 16.2% to $33.6 million. After repayments, the portfolio increased $9.6 million, or 4.5%, year-to-year.

[SLIDE - HOME EQUITY LOANS]

Overall, there was a $2.6 million, or 2.0%, net increase in the home equity portfolio, compared to an increase of $9.2 million between 2006 and 2005. The rate of increase was appreciably less than the 9% average growth rate over the past six years.

[SLIDE - HOME EQUITY ORIGINATIONS AND REPAYMENTS]

For a second year, originations of home equity loans lost ground compared to the record pace of 2005. Activity also trailed the levels enjoyed in 2004 and 2003. Homeowners appear to have taken full advantage of past lower interest rates and considerable appreciation in housing values, during these years, to tap into their equity. With rising rates and lower housing values, a slackening of demand was foreseen, but turned out to be more extensive than anticipated. Total originations consisting of fixed rate closings and draws against equity lines-of-credit declined 22% to $34.0 million.

[SLIDE - OUTSTANDING EQUITY COMMITMENTS]

This chart shows the composition of the home equity portfolio as between fixed rate and variable lines of credit. It also indicates the lending potential of un-drawn lines of credit. The growth within the portfolio has been driven by fixed rate loans. The introduction, in 2007, of a line of credit featuring a fixed rate for five years and then adjusting to prime for the remaining life of the loan was well received and was the chief catalyst for the notable growth in outstanding HELOC commitments at the end of the year.

[SLIDE - COMMERCIAL LOANS]

The commercial loan portfolio had its largest year to year net growth. It increased $27.0 million, or 33.2%, moving the portfolio to yet another record. Commercial loans funded were $49.4 million. This represented a 65.8% increase over the prior year’s funded volume of $29.8 million. The improvement came in the face of intense competition. The primary reasons for the increased volume include the stabilization and then softening of interest rates; changes in the local competitive environment giving the Bank greater community bank appeal; and the return of the commercial loan department to full staffing and leadership.

[SLIDE - COMMERCIAL LENDING CONCENTRATIONS]

As can be seen, the vast majority of commercial loans continue to be secured by real estate. At year end, real estate collateral secured 96.1% of all commercial loans within the portfolio. This is slightly less than 2006’s percentage of 96.5%. The endeavor at hand is to generate more commercial and industrial type loans, which will help to achieve better balance within the portfolio. At the end of the year, the portfolio consisted of $60.6 million in fixed rate loans and $47.7 million in variable rate loans.

[SLIDE - TOTAL NON-PERFORMING LOANS]

After several years of exceptionally strong asset quality, the entire banking sector experienced varying degrees of erosion in asset quality as 2007 came to an end. Our non-performing loans, that is, loans delinquent 120 days or more, aggregated $6.9 million, or 1.46%, of total loans and consisted principally of commercial loans. Historically, this was a quantum jump. The growth in commercial delinquencies has been largely attributable to adverse economic conditions affecting the development of residential and commercial real estate. These loans are being diligently addressed by management. They are well secured and no material losses are anticipated, although their successful resolution will take time. By contrast, residential loan delinquencies were at exceptionally low levels. At year end, residential mortgage delinquencies were merely .41% of total residential mortgage loans, while home equity delinquencies were a negligible .15% of total home equity loans.

[SLIDE - ALLOWANCE FOR LOAN LOSSES]

The allowance for loan losses represented .34% of total loans, compared to .27% in 2006, and 23.2% of non-performing loans compared to 322.0% in 2006. While in comparison to industry benchmarks, these ratios are on the low side, the Bank has not experienced any net loan losses since prior to 2002. However, as shown in the chart, management has been steadily increasing the allowance in response to the growth in commercial loans.

[SLIDE - INVESTMENTS]

The investment portfolio decreased $13.6 million, or 3.5%, to $378.0 million. Deposit growth was less than loan demand, requiring cash flows from investments to be channeled into loans rather than re-invested. The MBS component of the portfolio was virtually unchanged from 2006, while agencies declined by $44.1 million, or 23.5%. The prevalence of extremely attractive rates, made overnight funds and money market investments, preferred short term investment vehicles for funds which were available for investment. As rates began to fall towards the end of the year, a high level of cash inflow from maturities, calls and repayments swelled overnight funds, which continued to offer very appealing returns. Overnight funds, including money market deposits, increased nearly $31 million between years and constituted 23.4% of the portfolio at year end.

[SLIDE - DEPOSITS]

Deposits of $651.0 million at the end of the year were $25.1 million, or 4.0%, more than last year, setting a new high. Nonetheless, the growth rate was somewhat less than the average rate for the last six years. It must be noted that in 2006, $15.2 million in deposits were used by customers to purchase stock in the IPO, and there was a non-IPO related $2.6 million decline.

With the advantage of funds from the IPO, the Bank was again able to practice a degree of restraint in setting rates, with selective market equivalent, or above, promotional rates offered, when needed, for deposit retention in established branches or to stimulate deposit growth in newer branches. This restraint and a lack of a tiered money market account may have slowed deposit attraction and put pressure on deposit retention. Still, customer affinity remains strong and a major factor in maintaining an enviable level of average deposits per branch.    `

[SLIDE - DEPOSIT MIX]

The following pie charts compare the composition of deposits between 2007 and 2006 and reveal customer migration to certificates and away from core deposits.

Certificates increased to 54.1% of the portfolio compared to 50.6% in 2006. Management would like to hold this ratio from growing much higher and believes it can do so by introducing a tiered money market account as new branches are opened.

Of benefit, commercial deposits are improving as commercial loan relationships are developed, and recently opened branches are attracting core deposits. The ratio of interest bearing to non-interest bearing checking accounts remained unchanged between the two years.

[SLIDE - STOCKHOLDERS’ EQUITY]

Stockholders’ equity at the end of the year declined $16.3 million, or 6.9%, to $218.3 million. This was a net change consisting of reductions of $22.8 million for stock repurchases, and $2.1 million for dividend payments, and, in addition to $7.2 million in net income, increases of $0.9 million in ESOP stock allocations and $0.5 million in other comprehensive income changes. This level of equity represented an exceptionally strong average equity to average assets ratio of 24.07%. Equity at the end of 2006, of course, reflects the capital infused by the IPO. From a regulatory requirement measurement, the Bank has a Tier I capital adequacy ratio of 20.46%.

[SLIDE - COMMON STOCK HOLDINGS]

This chart displays the stock ownership percentages of the Company as of the IPO date; at December 31, 2007; and at March 31, 2008. Share repurchases lowered public ownership from 30% to 27% at year end, and 26.8% at March 31, 2008. Treasury shares were 1,343, 956 shares at the end of 2007 and 1,423,826 shares at March 31, 2008.

[SLIDE - NET INCOME]

Aided by an improvement in net interest margin, loan portfolio growth and improvement in non-interest income, net income increased to $7.2 million from $5.2 million in 2006. As I mentioned, the IPO and the creation of the Foundation impacted net income in 2006. As shown in the chart, net income last year returned to the $7 million level that prevailed over the four year period 2002 to 2005. This was a period during which the Company was laying a foundation for growth in commercial lending, branching, constructing its corporate headquarters and attending to personnel alignments.

[SLIDE - PERFORMANCE RATIOS]

This graph shows the trend in three important net income ratios, ROAE, ROAA, and Earnings per Share. Later, I will compare these, and other financial ratios, to peer group comparisons. Return on average equity nudged up to 3.12% in 2007 because of the lower earnings in 2006. The ratio was trending down between 2002 and 2005 (pre-IPO) because earnings were relatively stable as equity was growing. The stability in earnings during these years occurred as the Company was expanding its branch network, increasing staffing for the branches and commercial loan department, developing branding and advertising initiatives, building and occupying the corporate office and aligning compensation with the competitive market. The sharp drop in 2006, of course, reflects the infusion of IPO capital.

So too, has return on average assets been on a downward trend, affected by the factors just cited. Improvement in net income between years, and a more modest rate of asset growth helped the ratio rebound to 0.82% from 0.62% last year, but it was still lower than the 0.99% reported 2005.

The pressure on this ratio is not isolated to the Company. Throughout the banking industry, the tightening of net interest spread and rising costs have deflated the ratio.

Net income equated to 23 cents per share, compared to 19 cents in 2006.

[SLIDE - HISTORIC YIELD CURVE]

This graph shows the shape of the yield curve at the end of each of the last three years and reflects the challenge banking has encountered by funding long term loans with short term deposits. Some relief was enjoyed last year as the curve morphed from an inverted/flat one to a somewhat more traditional sloped yield curve. For instance, the end of year spread between the two and ten year treasuries changed from a negative eleven basis points in 2005; a negative two basis points in 2006; to a positive ninety-seven basis points in 2007. This pattern emerged rather late in the year. However, this spread is still tight when compared to historical patterns but provided welcomed, if only modest relief, in widening the spread between yields on long term earning assets and the cost of interest bearing deposits. More recently the curve has steepened, to a degree reflecting growing inflationary uncertainty.

[SLIDE - INTEREST INCOME]

Benefiting from a year-to-year growth in average earning assets of $25.9 million and a general improvement in rates, interest income increased by $4.9 million, or 11.9%, and registered an all time high of $45.8 million. The rate of increase was two-and-a-half times the average annual growth rate for the last six years. Interest earned on loans constituted $2.7 million or 55% of the total increase, with commercial loan interest accounting for $1.4 million of the total. Interest from agency securities and overnight and brokerage money market funds were responsible for the remainder of the overall increase in interest income.

[SLIDE - INTEREST EXPENSE]

A comparatively higher interest rate environment, deposit growth with a continuing shift towards higher costing certificates, and competitive rate pressures were the contributing causes of the $2.6 million, or 17.1%, increase in interest expense. Deposit interest expense accounted for all of the increase, as it rose by $2.6 million or 17.7%, to $17.3 million. Interest on borrowings added approximately $500 thousand to interest expense. The 2007 percentage growth in interest expense was well above the six year average growth rate of 6.6%.

[SLIDE - NET INTEREST MARGIN RATIOS]

This year’s net interest margin increased 14 basis points to 3.42%, reversing a decline experienced each year since 2002. An increase in Cost of funds of 23 basis points to 2.17% was completely absorbed by a 37 basis points improvement in yield on earning assets to 5.59%. As shown earlier, certificates continued to grow as a component of total deposits, and short term deposit rates did not fully respond to the 2007 cuts in the federal funds rate, and in concert pressured the Bank’scost of funds. Portfolio yield was aided by commercial loans constituting a larger portion of the loan portfolio and the benefit of the steepened yield curve.

[SLIDE - NET INTEREST INCOME]

Reflective of the preceding charts and graph, net interest income improved by $2.3 million, or 9.0%, between years and established a new high of nearly $28.0 million.

[SLIDE - NON-INTEREST INCOME]

Non-interest income continues to grow at a handsome pace; admittedly from a relatively small base. As shown in the chart, the average annual rate of growth over the last six years has been nearly 31%. In 2007, it increased 17.1% to $4.1 million. The increase was fueled chiefly by the benefit of a full year of income from our overdraft protection program and an increase in NSF fees and late charges.

[SLIDE - NON INTEREST EXPENSE]

Compared to last year, this grouping of expenses declined nearly $900 thousand, or 3.8%. This increase was skewed by the absence of the contribution to the Foundation, which added $3.5 million to expense in 2006. Growth driven increases in compensation and net occupancy expense; increases in public company status related expenses; and the pre-opening expenses of RomAsia absorbed nearly all the benefit of the initial funding of the Foundation.

[SLIDE - THRIFT INDUSTRY COMPARISONS – OTS]

This chart provides a comparison of the Bank’s performance ratios to composite data provided by the OTS, the Bank’s federal regulator, for all thrifts under its supervision.

This comparison shows that the Bank’s ratios are more favorable than those of the overall industry in all but four categories. The most significant favorable comparisons were in ROAA, ROAE (note in the fourth quarter the industry reported a negative return), Tier 1 capital ratio, and, of particular note, the ratio of non-performing assets to average assets. The Bank’s non-current residential loans ratios were exceedingly better than the industry, however, its non-current commercial loan ratio far surpassed the industry and the ratio of loans delinquent 30 to 89 days to assets was higher.

Of interest, the industry incurred a net loss of $5.2 billion in the fourth quarter principally from goodwill write-downs, restructuring charges and additional loan loss provisions.

[SLIDE - PEER COMPARATIVE PERFORMANCE RATIOS]

This chart compares the Company’s performance ratios to median ratios of a peer group composed of fourteen public MHCs selected by FinPro as a comparable trading group with assets between $500 million and $2.0 billion,that are located in the Mid-Atlantic Region and are not considered merger targets. I would like to highlight where the Company compared to the median and its individual ranking in the peer group:

▪	Return on Average Assets (outperformed-- only one higher)
▪	Return on Average Equity (outperformed—six higher)
▪	Net Interest Spread (outperformed-only one higher)
▪	Net Interest Margin (outperformed-none higher)
▪	Efficiency Ratio (outperformed-none lower)
▪	Asset Growth (underperformed—only three lower, all negative)
▪	Loan Growth (outperformed-six higher)
▪	Deposit Growth (outperformed-three higher, six negative)
▪	Non-performing Assets/Assets (worse-only three worse)
▪	Non-performing Loans/Loans (worse-only two worse)
▪	ALLL/Loans (less than and lowest)
▪	ALLL/Non-performing loans (less than and lowest)
▪	Loans/Assets (lower-only one lower)
▪	Loans/ Deposits (lower-only two lower)
▪	Deposits/Assets (higher-six higher)
▪	Borrowings/Assets (lower-none lower)
▪	Equity/Assets (better-only one higher)
▪	Dividend Yield (higher-only four higher)

▪	Dividend Payout (higher-only four higher)
▪	Price/Tangible Book Value (higher-none higher)
▪	Price/LTM Earnings (lower-four higher)
▪	Price/Fully Converted TBV (higher-four higher)

While not shown, it is worth noting that of the fourteen MHCs, eight for whom a twelve months earnings per share comparison between 2007 and 2006 was available, seven reported a reduction in earnings per share growth!

[SLIDE - HISTORIC STOCK PRICE]

This graph shows the performance of our stock between the closing of the IPO and April 18, 2008. It starts with the initial subscription price of $10/share and its opening price on NASDAQ of $14.10/share on July 12, 2006. For reference, the closing price on December 31, 2007 was $15.69. On April 18th, the closing price was $15.29/share. Since the IPO, the stock reached a high of $18.00/share on October 17, 2007 and a low of $12.75/share on March 6, 2008.

[SLIDE - PERCENT CHANGE IN STOCK PRICE]

This graph shows the percentage change in our stock over the same period as the previous graph, compared to the SNL Thrift Index of public mutual holding companies. As of April 18, 2008, our stock appreciated 52.9% from its subscription price and 8.4% from it opening price on NASDAQ. Over the same period, this chart indicates that the SNL Thrift MHC Index gained 3.2%.

[SLIDE - CHANGE IN SHAREHOLDER VALUE]

However, there was a modest decline in shareholder value when measured from the end of 2006 to the end of 2007. This chart shows that shareholder value sustained a net decline of 3.8%, caused by a 5.25% decline in stock price less a 1.45% return from dividends.

[SLIDE - CHALLENGES AND OPPORTUNITIES]

Challenges

▪	ECONOMIC CONDITIONS
▪	IMPLEMENT GROWTH PLAN AND DEPLOY CAPITAL
▪	IMPROVE NON-INTEREST INCOME AND NET INCOME
▪	TIGHTEN EFFICIENCY RATIO
▪	STAGNATION OF RESIDENTIAL MORTGAGE AND HOME EQUITY LENDING
▪	COMMERCIAL LOANS
▪	ROMASIA BANK
▪	BRANCH DEMOGRAPHIC CHANGES
▪	TITLE INSURANCE COMPANY
▪	PUBLIC COMPANY LANDSCAPE
▪	REGULATORY BURDENS

The economists may debate whether or not the economy is in a recession. But, not debatable is that consumer confidence is not good, unemployment is on the rise and inflation poses a distinct threat, given the unimagined level of oil prices and growing government deficits. The Fed’s response to the tug between the forces of the economy and inflation will certainly impact business conditions and decisions this year.

There is no question that the priority challenge confronting the Company remains to successfully deploy capital to achieve long term value while not severely impacting current earnings.

However, as the Bank expands its footprint into new regions, costs will grow, with no assurance that the new markets will be as productive as anticipated. Strategies which will help blunt the impact of growth on earnings must be undertaken. These may involve further leveraging of capital through structured investment transactions and finding that ideal, but illusive, acquisition that is earnings accretive but only minimally dilutive to stockholders.

The Bank must tighten its efficiency ratio. This continues to be a formidable challenge in view of the past and proposed expansions. One source of expense offset is the rental potential of the vacant space on the first floor of the corporate building and rental space in Plumsted, Pennington/Hopewell Township and the Route 1 building. Cost containment and innovative ways of improving non-interest income must command center stage.

Residential lending continues to be depressed and depressing, with no light at the end of the tunnel. As such the Bank must explore innovative ways to stimulate residential mortgage and home-equity lending, including being more pro-active in areas where it will have a new branch presence and in cultivating out-of market originations. Additionally, it must continue to facilitate residential loan applications from the internet. It must look to expand its footprint in areas which have had, and will continue to have, the best growth demographics.

Commercial lending presents greater prospects for appreciable loan portfolio growth, however, with concomitant risk exposure as was experienced in 2007. The competitive challenges being encountered are enormous. As the Bank is capable of accommodating larger credits, it is encountering even more rate competition from larger banks. The level of non- performing loans must be reduced as expeditiously as possible and loan quality must be improved.

Conditional approval of the OTS to open RomAsia was received in February 2008. Management will be challenged to ensure RomAsia fulfills its mission and penetrates its targeted market in a timely and effective manner. Strategies must be developed to respond to the changing demographics on urban branches and to develop banking platforms that address the cultural and racial shifts in those locations.

The Bank will be challenged to expand the base of the title insurance company and to plan for succession of the president.

Management is still being challenged by the accounting, regulatory and compliance requirements of being a public company and the added accounting demands of business ventures. While personnel have been added, there is still a need for additional depth, particularly in budgeting and report preparation.

A constantly overreaching regulatory environment which, in many cases, places unreasonable requirements and demands on financial institutions is an ever present threat and a continuous challenge.

Opportunities

Strength provides opportunities. The Company, has amassed the capital resources and personnel needed to thrive in a very competitive industry. It has a solid reputation earned over nearly eighty-eight years of providing first rate banking services to its customers.

We believe our Company is held in high esteem as an organization that continues to grow and evolve without abandoning its core mission or forgetting its roots.

▪	Competitor’s Mergers and Acquisitions
▪	Organic Branch Expansion
▪	Commercial Lending
▪	Technology
▪	Acquisition Possibilities
▪	Expand on brand recognition into growth corridors
➢	Ocean/Monmouth counties

➢	Monmouth County
➢	Manahawkin Area
➢	Burlington County
➢	Hopewell Township
➢	Hightstown/Cranbury/East Windsor Area
▪	Internet Bank
▪	Products and services

The acquisition of Yardville National Bank and, to a lesser extent, Farmers and Mechanics will provide the Bank with an opportunity to attract retail deposits and expand business lending. The Bank is now the largest and oldest community bank headquartered in Mercer County. It has already benefited from account transfers and loan requests from former YNB customers. The Florence Township branch has experienced some unanticipated account growth from former FMC customers as well as migration from the former Peoples Bank.

While the IPO capital poses quite a challenge, it provides the opportunity to fund organic branch expansions, to expand the commercial loan portfolio, to stay in the forefront of technology and to consider acquisition possibilities.

The Bank has now expanded its brand recognition thirteen miles further east in Ocean County.

Ocean County and Monmouth County are two of the fastest growing counties in New Jersey. The next logical steps would be to consider locations in the Route 72 corridor in the fast growing Manahawkin area and further into Monmouth County, near its core in Freehold.

Expanding further into Burlington County between Route 130 and Route 206 in the Columbus area will provide an opportunity to capitalize on the name recognition of the

Florence Township branch and exploit the potential of the steady growth in Columbus and vicinity.

The May opening of a branch in the Pennington/Hopewell Township area on Route 31 will provide a base for expansion into Hunterdon County. Demographics clearly show that this region has an abundance of high income residents.

The opportunity to expand the footprint in Mercer County north on Route 130 in the Hightstown/Cranbury/East Windsor area holds great appeal. This area also has a high income profile, and good population density.

Customer loyalty is enviable because we have made customer convenience and service high priorities. Banking hours will be constantly monitored to accommodate customer access and convenience. Technology will be maintained to the level of customer expectation. Internet banking and loan origination are now recognized as traditional opportunities for growing the customer base.

A low rate environment presents the opportunity to unveil the internet bank platform, introduce a tiered money market account and expand into SBA lending.

We are nearing the completion of our second year as a public company. It has been a challenging, demanding and exciting time. During this past year, there have been many additional burdens place on the directors and members of corporate management. Their dedication and commitment to our company has been extraordinary. They are focused on and motivated by doing what is right and best for the Company, its stockholders, its customers and its employees.

On behalf of the Board of Directors and management, I thank you for your confidence in the Company and its future.  Your support has given us immeasurable gratification as we diligently work to enhance the strength, reputation and value of Roma Financial Corporation.